TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT amends and restates the Trademark License Agreement dated July 16, 2007 by and between Moose River Management, Inc., a Florida Corporation (“Licensor”), and American Restaurant Concepts, Inc., a Florida Corporation (“Licensee”).

WITNESSETH:

WHEREAS, Licensor is the sole and exclusive owner of the trademarks and registrations

TITLE	Registration Number	Date Registered
Dick’s Wings	US Registration: 78170748	August 12, 2003
Dick’s Wings and Design	Florida Registration: T97000000492	May 6, 1997
Dick’s Wings & Grill and Design	US Registration: 78271987	July 9, 2003
Dick’s Wings Express and Design	US Registration: 78845474	March 24, 2006
(the “Trademarks”); and

WHEREAS, Licensor has the power and authority to grant to Licensee the right, privilege and license to use the Trademarks on or in association with the goods and/or services covered by the registrations (the “Licensed Products”); and

WHEREAS, Licensee desires to obtain from Licensor a license to use the Trademarks on or in association with the Licensed Products; and

WHEREAS, both Licensee and Licensor are in agreement with respect to the terms and conditions upon which Licensee shall use Trademarks.

NOW, THEREFORE, for $100 and other good and valuable consideration, including the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1.	License Grant

a.
Licensor hereby grants to Licensee for the term of this Agreement as stated herein, an exclusive license to reproduce the Trademark on or in association with the Licensed Products, for the use of franchising, as well as on packaging, promotional and advertising material associated herewith.

b.
Licensee may not grant any sublicenses to any third party without the prior express written consent of the Licensor which may be withheld for any reason.  This does not include the right of American Restaurants Concepts, Inc. to sublicense the Trademarks to any franchisee for use in the franchised locations.

c.	So long as this Agreement is in effect, Licensor agrees not to grant any other party a license to use the Trademarks.

2.	Term of The Agreement

This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on the date of execution by both parties and shall continue for a term of Fifty (50) years. Licensee shall have the right to renew this Agreement for a one additional Fifty (50) year term.

3.	Consideration

In consideration for the right to use the Trademarks and Licensed Products, Licensee promises to use, promote, and advertise the Licensor’s products and to use the Trademarks for franchising Dick’s Wings and Dick’s Wings Express locations and in furtherance of the Good Will of the Dick’s Wings brand.

4.	Warranties and Obligations

a.	Licensor represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict herewith.

b.	Licensor further represents and warrants that, to the best of its knowledge, the Trademarks do not infringe any valid right of any third party.

c.	Licensee represents and warrants that it will use its best efforts to promote, market, sell, and distribute the Licensed Products.

5.	Agreement Binding on Successors

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors, and assigns.

6.	No Joint Venture

Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

7.	Assignability

The license granted hereunder is personal to Licensee and shall not be assigned by any act of Licensee or by operation of law unless in connection with a transfer of substantially all of the assets in Licensee or with the consent of Licensor.

8.	Integration

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement.  It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.  This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

9. Grounds for Termination.

Due to the goodwill associated with the Licensed Marks, both parties agree that it is an integral part of this Agreement that Licensee observes certain high standards of conduct. As a result, Licensor has the right to terminate this Agreement for any of the following reasons: Licensee's breach of any provision of this Agreement; the insolvency or bankruptcy of Licensee;  the sale or assignment (in whole or in part) of Licensee without the prior written approval of Licensor, provided, however that Licensee may sell its stock in one or more of a series of private public securities offerings without such sales being deemed a sale or assignment of Licensee; or any misrepresentation by Licensee regarding the Licensed Marks or Licensor. This Agreement shall be effectively terminated upon the date of Licensor's written notice of termination to Licensee. Upon cancellation, expiration or termination of this Agreement, the License to use the Licensed Marks shall automatically revert to Licensor, and Licensee shall immediately cease using any of the Licensed Marks, or any marks confusingly similar to the Licensed Marks, and shall destroy all materials bearing the Licensed Marks.  However, such termination shall not affect any franchisee of Licensee from continuing to use the Licensed Marks in accordance with the terms of their franchise agreement, including any renewal or extension thereof.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its hand and seal the day indicated.

/s/ Michael Rosenberger	/s/ Michael Rosenberger
Moose River Management, Inc.	American Restaurants Concept, Inc.
Michael Rosenberger	Michael Rosenberger
Its: President	Its: President